                                                                 EXHIBIT 10.9(a)





                             GAS PURCHASE CONTRACT

                                    Between

                            CONSUMERS POWER COMPANY

                                    As Buyer

                                      and

                     NORTHERN MICHIGAN EXPLORATION COMPANY

                                   As Seller





December 1, 1985
PI-216-AT

                               TABLE OF CONTENTS

ARTICLE                                                                                  PAGE
-------                                                                                  ----
     I.     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

    II.     Seller's Reservations   . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   III.     Commitment of Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

    IV.     Determination of Reserves   . . . . . . . . . . . . . . . . . . . . . . . .    6

     V.     Quantity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

    VI.     Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

   VII.     Delivery Point - Liability  . . . . . . . . . . . . . . . . . . . . . . . .   14

  VIII.     Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

    IX.     Quality of Gas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

     X.     Delivery Pressure   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

    XI.     Measurement and Testing   . . . . . . . . . . . . . . . . . . . . . . . . .   21

   XII.     Warranty of Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

  XIII.     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

   XIV.     Billing and Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

    XV.     Conditions of Connection  . . . . . . . . . . . . . . . . . . . . . . . . .   27

   XVI.     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

  XVII.     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

 XVIII.     Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

   XIX.     Force Majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

    XX.     Processing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

   XXI.     Transportation of Liquids   . . . . . . . . . . . . . . . . . . . . . . . .   34

  XXII.     Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37


            Exhibit "A"

                             GAS PURCHASE CONTRACT

        THIS CONTRACT made and entered into as of, and effective the first day of December 1985 by and between NORTHERN MICHIGAN EXPLORATION COMPANY, a Michigan corporation, hereinafter referred to as Seller, and CONSUMERS POWER COMPANY, a Michigan corporation, hereinafter referred to as Buyer:

                            W I T N E S S E T H :

        WHEREAS, Seller owns certain oil and gas leases on property situated in the northern portion of the Southern Peninsula of Michigan within the Contract Area as described on Exhibit "A" hereto and desires to sell certain gas which has been or may be developed thereon, in accordance with the terms and conditions hereof; and

        WHEREAS, Buyer, a public utility engaged in the distribution and sale of gas within the State of Michigan, desires to purchase gas that may be produced from Seller's leases within said Contract Area;

        NOW, THEREFORE, in consideration of the covenants and promises of each as set forth herein, the parties agree as follows:

                                   ARTICLE I
                                  Definitions

        1. The term "lease" shall mean any written instrument which gives Seller the rights to drill for, produce, and dispose of gas in, under, and from the lands described therein.

        2. The term "gas" means all elements, compounds, and mixtures thereof which are contained in the effluent produced from a well and which remain in the vapor phase when produced at the mouth of the well or from a lease separator.

        3. The term "gas well gas" shall mean gas produced from a well classified as a gas well by the regulatory agency having jurisdiction.

        4. The term "oil well gas" shall mean gas produced from a well classified as an oil well by the regulatory agency having jurisdiction.

        5. The term "reserves," unless the context makes evident another intended meaning, shall mean that quantity of gas underlying the acreage attributable to each well, which may reasonably be expected to be recovered and delivered under the terms of this Contract plus the volume of gas which has theretofore been delivered by Seller from such well to Buyer.

        6. The term "Contract Area" shall mean that area encompassed by the description set forth on Exhibit "A", as it may be revised from time to time as hereinafter provided.

        7. The term "contract year" shall mean the calendar year; except that the first contract year shall commence on the date of this Contract and shall end on December 31 of the year in which this Contract is dated.

        8. The term "month" shall mean the period of time beginning at 7:00 a.m. Eastern Standard Time on the first day of a calendar month and ending at 7:00 a.m. Eastern Standard Time on the first day of the next succeeding calendar month.

        9. The term "day" shall mean a period of twenty-four (24) hours beginning at 7:00 a.m. Eastern Standard Time of one calendar day and ending at 7:00 a.m. Eastern Standard Time on the next succeeding calendar day.

        10. The term "cubic foot of gas" shall denote the unit of gas measurement hereunder and shall mean a cubic foot of gas at an absolute pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch at a temperature of sixty degrees Fahrenheit (60 degrees F).

        11. The term "deliverability" is used as a measure of a well's productivity and shall mean the average quantity of gas, per twenty-four-hour period, which a well being tested for deliverability at a time agreed to by both parties, produced during a seventy-two-hour period of continuous delivery into Buyer's pipeline operating at the then existing pipeline pressure not to exceed one thousand four hundred forty (1440) psig.

        12.    The term "Mcf" shall mean one thousand (1,000) cubic feet.

        13.    The term "Btu" shall mean British thermal unit.

        14. The term "Kalkaska Plant" shall mean the gas processing plant located in Section 31, Township 27 North, Range 7 West, Kalkaska County, Michigan, and operated by Amoco Production Company as of the date of this Contract.

        15. The term "Plant Owner" means an owner of the "Kalkaska Plant" as described in the Kalkaska Plant Processing and Operating Agreement dated November 15, 1974.

        16. The term "tender of gas" or like expression shall be understood to mean the notice by Seller to Buyer that Seller has gas available for delivery at the point of delivery specified in the notice. A notice of completion and request for connection, for instance, would constitute a "tender." Such one-time notice to Buyer shall constitute a continuous tender of such gas unless and until Seller shall give Buyer written notice to the contrary.

        17. The term "Common Line" means that certain wet header gas transmission line (beginning at the outlet side of the purchase meters used to measure the gas entering said line) and any extensions thereof jointly used by Buyer and Michigan Consolidated Gas Company.

        18. The term "Common Delivery Point" means the terminus of the Common Line situated in Section 31, Township 27 North, Range 7 West, Kalkaska Township, Kalkaska County, Michigan.

        19.    The term "psig" shall  mean pounds per square inch gauge.

        20.    The term "psia" shall  mean pounds per square inch absolute.

                                   ARTICLE II
                             Seller's Reservations

        1. Seller reserves and excepts from the terms of this Contract the following:

              (a)    All oil and condensate separated and saved by Seller.

              (b) Liquefiable hydrocarbons subject to Seller's extracting or arranging for the extraction thereof.

              (c) Nonhydrocarbon substances subject to Seller's contracting or arranging for the extracting thereof.

              (d) Gas for development and field operations on any of Seller's acreage, including fuel for the operation of compression facilities by Seller or fuel which Seller may elect to furnish or sell to drilling contractors for fuel in drilling on Seller's acreage.

               (e) Gas for repressuring, pressure maintenance, cycling, gas lift in a closed system, and the use of gas as a drilling fluid.

               (f) Gas which Seller is obligated to furnish lessors under leases covering acreage committed hereto.

               (g) Gas attributable to any acreage acquired by Seller and which is subject to any obligation or reservation made by a third party for the purchase and sale of such gas.

Seller's right to separate and extract liquefiable hydrocarbons and nonhydrocarbon substances is subject to the provisions of Article XX hereof.

        2.     Seller also reserves to itself the following:

               (a) The right to operate its property free from any control by Buyer in such manner as Seller, in its sole discretion, may deem advisable, including, without limitation by enumeration the right to drill new wells, to test wells, to repair and rework wells, and to abandon any well and the right to renew, extend, release, assign, surrender or permit to expire any lease as Seller deems best in its sole and exclusive discretion.

                (b) The right to unitize any of its leases with other properties of Seller and of others in such manner as to protect Buyer's rights hereunder, in which event this Contract will cover Seller's interest in the unit and gas attributable thereto, to the extent that such interest is derived from leases committed hereunder. The term "unit" as used in this subparagraph shall mean any unit recognized by the state regulatory agency having jurisdiction or other pooling of acreage not requiring recognition by a regulatory agency in which two
        (2) or more producers contribute acreage and each producer owns an undivided interest in the total acreage contributed, such as working interest units, areas of mutual interest, and joint exploration and development areas.

                                  ARTICLE III

                               Commitment of Gas

        1. Seller commits to the performance of this Contract all gas reserves hereafter produced from or attributable to the well unit(s) described on Exhibit "A", as said Exhibit may be amended from time to time, attributable to any interest in such gas reserves now or hereafter owned by Seller.

        2. Seller, with Buyer's written concurrence, may add well units to this Contract, provided that such units lie within Alpena, Cheboygan, Montmorency or Presque Isle Counties, Michigan. If Seller elects to so add well units to this Contract, Seller shall prepare and submit to Buyer a description of the additional units and the written acceptance by Buyer of the document containing such description shall constitute Buyer's written concurrence, and thereupon Exhibit "A" to this Contract shall be deemed to have been amended to reflect the additional units.

        3. The gas reserves discovered in well units described on Exhibit "A", or any well units added to this Contract pursuant to Section 2 above, shall be determined in accordance with the provisions of Article IV hereof.

                                   ARTICLE IV

                           Determination of Reserves

        1. Seller shall, promptly after the execution hereof, make available to Buyer such basic noninterpretive information and data in Seller's possession as may reasonably be required by Buyer for the purpose of estimating the amount of Seller's reserves attributable to each well unit then subject to this Contract. Upon receipt of such information and data, Buyer shall promptly estimate the amount of such reserves attributable to each such well unit and shall furnish to Seller within thirty (30) days after receipt of said basic data a written statement thereof which, after agreement by Seller, shall constitute the original determination of reserves for such well unit for the purpose of computing the takes therefrom under this Contract. Seller shall also make available, upon request from Buyer, such information and data in Seller's possession as may reasonably be required by Buyer to estimate the amount of oil well gas available hereunder in each oil reservoir or pool covered by this

Contract. All information furnished by Seller to Buyer pursuant to this paragraph shall be treated and held as confidential by Buyer and shall not be disclosed to others without Seller's written permission.

        2. After the date of initial deliveries hereunder, Buyer may make, or Seller may request Buyer to make, at reasonable intervals, but not more often than once every two (2) years, a redetermination of reserves attributable to any or all of the gas well units covered by this Contract. When a new gas well has been completed, Seller within thirty (30) days after the completion thereof shall furnish basic data as hereinbefore provided for other wells and Buyer shall calculate reserves attributable to such new well unit and shall furnish Seller within thirty (30) days after the receipt of such data a written statement of Buyer's estimate of reserves for such well unit. Whenever a redetermination of reserves is made, such redetermination shall supersede the previous determination for the well unit(s) affected and, beginning with the first month after the date of such redetermination, shall be used in computing the takes of gas well gas hereunder.

        3. A written statement of each determination of reserves made by Buyer (including also each redetermination made pursuant to Paragraph 2 above) shall be furnished by Buyer to Seller after the same is made, and, if Seller fails to give Buyer written notice that Seller does not agree with such determination within thirty (30) days after Seller's receipt thereof, it shall be conclusively presumed that Seller concurs therein. If, within this period of time, Seller notified Buyer in writing that it does not agree with such determination, Buyer and Seller together shall estimate the amount of reserves for the purpose of a determination hereunder. If, within thirty (30) days after Buyer's receipt of such notice, Buyer and Seller are unable to agree upon the amount of reserves for the purpose of determination hereunder, such amount shall be determined by arbitration in the following manner: Upon either party's giving notice in writing to the other of election to arbitrate, Buyer shall appoint one arbitrator and Seller shall appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. If either Buyer or Seller shall fail to appoint an arbitrator within thirty (30) days after a request for such appointment is made by the other party in writing, or if the two arbitrators so appointed fail within thirty (30) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three arbitrators shall be appointed upon application by either party therefor, by the United States District Judge, senior in point of service, of the Federal Judicial District in which the property covered by this Contract is situated. In the event such Judge should fail or refuse to act, then either party hereto may request the American Arbitration Association to select the arbitrator or arbitrators to complete the board of three. After three arbitrators are appointed pursuant to the foregoing provisions of the Section, they shall meet, hear the parties with respect to the matter of the said reserves, and arrive at a determination thereof. Any determination agreed to in writing by at least two of the said arbitrators shall be final and binding on the parties hereto. All arbitrators appointed pursuant to this Section shall be qualified independent consultants experienced in the oil and gas industry and competent to pass on the matter of recoverable reserves. Buyer and Seller shall each bear its own costs of arbitration hereunder, including the cost of appointing its own arbitrator, provided, however, that the fees and expenses of the third arbitrator shall be borne equally by Buyer and Seller.

                                   ARTICLE V

                                   Quantity

        1. Beginning seventy-five (75) days after Seller has received all necessary governmental authority to connect its gas well(s) covered hereunder to Buyer's purchase meter(s), or on such earlier date as actual deliveries may commence, and during such contract year and each contract year thereafter Seller agrees to sell and deliver, and Buyer agrees to purchase and receive from Seller, or nevertheless to pay for if available in accordance with the terms hereof but not taken, a quantity of gas referred to herein as the Annual Contract Quantity, attributable to Seller's interest in each such well.
Although Buyer's obligation to take or pay for gas, if available, is on an annual basis, it is desirable for administrative purposes to speak of a Monthly Contract Quantity. The term "Monthly Contract Quantity" shall be adjusted where appropriate as set out in Paragraph 5 hereof for the purpose of computing said Annual Contract Quantity.

        2. Subject to the deliverability qualification herein, Buyer shall take from each gas well hereunder a Monthly Contract Quantity equal to the number of days in the month times one million (1,000,000) cubic feet for each four billion (4,000,000,000) cubic feet of reserves committed to Buyer hereunder.

        3. If, pursuant to a deliverability test made after proper notice from one party hereunder to the other and agreed upon by the parties as to the results thereof, the monthly deliverability of any gas well is established as less than one hundred eleven percent (111%) of the Monthly Contract Quantity, then effective with the first of the next accounting month, the Monthly Contract Quantity shall be ninety percent (90%) of the deliverability established by such test or by a later test for so long as such well's deliverability remains less than one hundred eleven percent (111%) of its Monthly Contract Quantity as established by Paragraph 2 hereof. Either party shall have the right upon request to secure deliverability tests at reasonable intervals, but not more than three (3) times in any one year for any one gas well.

        4. In the event regulatory authorities having jurisdiction of any of the wells subject hereto should provide for proration of the wells by field rules, then Buyer's Monthly Contract Quantity for take-or-pay purposes shall be determined as follows:

               (a) In the event the sum of the individual well allowables of all of Seller's wells in the prorated field for a given month is less than the total of the Monthly Contract Quantity of the same wells would have been for such month in the absence of field rules, then the allowable of each well shall become the Monthly Contract Quantity for that month.

               (b) In the event the sum of the individual well allowables of all of Seller's wells in the prorated field for a given month is greater than the total of the Monthly Contract Quantities of the same wells, then the Monthly Contract Quantity for each such well for that month shall be increased to the well's ratable share (based on allowables) of the total of the Monthly Contract Quantity of all such wells that would have applied in the absence of field rules.

        5. As hereinbefore stated, Buyer's annual take-or-pay obligation is the sum of the Monthly Contract Quantities with adjustments where appropriate as follows:

               (a) In the event of Seller's inability to perform its delivery obligation in accordance with a specific request from Buyer because of a valid force majeure (on the part of either Seller or Buyer), then Buyer's take-or-pay obligation for the time of the force majeure shall be the volume, if any, which Seller was capable of delivering or Buyer of taking, as the case may be, during the period of such force majeure.

               (b) If for any reason other than force majeure Seller shall fail to make available for delivery from any well the volume requested therefrom by Buyer for a given month, the Buyer's take-or-pay obligation for such month shall be ninety percent (90%) of the volume so made available; provided that for take-or-pay purposes Seller's obligation to deliver shall never be more than one hundred eleven percent (111%) of the well's currently Monthly Contract Quantity, even though Buyer may have requested a larger volume.

               (c) If Buyer in any month makes a change in the previously established Monthly Contract Quantity which would otherwise by
        applicable to   such well for such month, then Buyer as to any and all
        such wells shall furnish to Seller a statement not later than the fifteenth (15th) day of the following month by which it notifies Seller of such change and the reasons therefor.

        6. In the event regulatory authorities having jurisdiction of any of the wells subject hereto should provide for proration from the wells by field rules, Buyer agrees that it is required to make nominations based on market demand and it shall nominate for any twelve (12) month period volumes for all of the prorated wells connected to its system from the prorated field which in the aggregate will be at least equal to the total Annual Contract Quantity which would have applied to such wells in the absence of such field rules. Furthermore, Buyer agrees to make a "best efforts" attempt to secure allowables under which the share allocated to wells committed to it will in the aggregate be at least equal to the total Annual Contract Quantity which would have applied to such wells in the absence of such field rules.

        7. As to each well subject hereto, Buyer shall have the right to purchase and Seller shall have the obligation to deliver therefrom upon request by Buyer any quantity of gas, subject to Seller's ability to so deliver, up to one hundred eleven percent (111%) of such well's Monthly Contract Quantity. Buyer shall have the additional right to purchase gas in excess of said one hundred eleven percent (111%) to the extent that Seller is ready, willing, and able to deliver such additional quantities.

        8.     (a)    Buyer agrees to take gas from Seller's well in the same
    ratable manner that it takes gas from wells owned by others from whom Buyer purchases or may purchase gas in the gas reservoirs in which Seller's wells are completed.

               (b) Buyer shall increase takes beyond the Monthly Contract Quantity, for which provisions are made herein, if necessary, in order to maintain ratable production with takes by others from the same reservoir.

        9. If the total volume of gas well gas actually purchased and taken by Buyer during any contract year is less than the Annual Contract Quantity, then within ninety (90) days following the end of such contract year, Buyer shall pay Seller for any such deficiency. Interest shall accrue at the prime interest rate, as established by the First National Bank of Chicago in effect at the time of such deficiency, per annum from the date such deficiency payment is due until paid. As to gas from any gas well paid for by Buyer but not taken, Buyer shall have the right during the five (5) years immediately following the year in which the deficiency was incurred to recoup the value thereof by taking gas from such well, as makeup gas, from volumes in excess of the Annual Contract Quantities.

Any gas well gas taken as makeup gas shall be free of additional cost to Buyer, except that Buyer shall pay Seller any tax reimbursement due under Article XIII.

        10. As to gas from oil wells, Buyer agrees to purchase and take from Seller, all of the oil well gas produced from each such well and tendered to Buyer hereunder.

                                   ARTICLE VI

                                      Term

        This Contract, subject to the right of cancellation herein provided, shall be effective as of the day hereof through December 31, 1995 and shall continue from year to year thereafter subject to cancellation by either party on three (3) months' written notice given prior to December 31, 1995 or any anniversary date thereof. If Seller uses gas committed hereunder for repressuring or secondary recovery operations as provided for under Article II, Paragraph 1, Subparagraph (e), the term of this Contract shall be extended, for the properties involved in such repressuring or secondary recovery operations, for a period of time equal to the time such operations were actually conducted.

                                  ARTICLE VII

                           Delivery Point - Liability

        1. The point of delivery for each well for gas sold hereunder shall, at Seller's option, be at the inlet of Buyer's purchase meter which meter shall be at a mutually agreeable location on the Common Line.

        2. Title to gas shall pass from Seller to Buyer at the inlet of Buyer's facilities at said point of delivery. Seller shall be in control and possession of the gas delivered hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to Buyer, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby, except as otherwise provided for under Article XX.

                                  ARTICLE VIII

                                    Price

        1. Subject to the other provisions hereof, the price to be paid by Buyer to Seller for gas purchased and sold, or paid for when not taken as provided in Article V hereof, shall be $2.85 per MMBtu, effective January 1, 1986 and said price shall thereafter be escalated at a rate of 2.5% semiannually with such escalations to take effect on July 1 and January 1 of each year.

        2. Seller or Buyer shall have the option to request a price redetermination effective July 1, 1988 and biennially thereafter with the redetermined price to be equal to the lower of: a) seventy-five percent (75%) of the average price of one million (1,000,000) Btu of No. 6 Residual Oil for the preceding six (6) month period ending with the prior April 30th, using the daily prices reported by "Platt's Oilgram Price Report," U.S. Tank Car Truck Transport Lots, Midcontinent, for both Detroit and Chicago; b) the highest price paid by a public utility for Niagaran gas in the Northern Michigan Trend for gas of like quality that is produced and sold on a Btu basis from a well pursuant to a gas purchase Contract dated after January 1, 1986, having a term of at least three
(3) years that is on file with the Michigan Public Service Commission pursuant to the requirements of MCLA 483.111; or c) the lowest delivered cost to Consumers Power Company of gas acquired from outside the State of Michigan pursuant to the terms of a tariff or order approved by the FERC or its successor. The escalation provided for in Paragraph 1 of this Article VIII shall also apply to any redetermined price.

        3. If at any time it is determined that the marketability of the subject gas is hampered in that the price on an MMBtu basis, payable under the provisions of this Article VIII exceeds the cost of the gas component in the commodity charge of the rate charged by any of Buyer's interstate pipeline company suppliers (e.g., Trunkline Gas Company and Panhandle Eastern Pipe Line Company) pursuant to a government approved tariff, then Buyer shall have the option to limit the price paid hereunder to a level equal to such cost of gas component. Such a limitation shall become effective provided that Buyer notifies Seller in writing of such a marketing problem and furnishes Seller with documentation to support same. If Buyer chooses to limit the price as herein provided, Seller shall have the right to solicit offers from other pipeline or distribution companies to purchase the gas at a higher price and, if Seller notifies Buyer of a bonafide third party offer to purchase such gas at a higher price, Buyer shall, within thirty (30) days thereafter. either agree to purchase the gas at a price equal to that contained in the third party offer or release its contractual claim to the gas.

        4. Notwithstanding any of the above, in no event shall the total remuneration per MMBtu herein provided exceed eighty percent (80%) of the equivalent average price (rounded to the nearest $.001) of one million (1,000,000) Btu of No. 6 Residual Oil, using the daily prices reported by "Platt's Oilgram Price Report," U.S. Tank Car Transport Lots, Midcontinent, for both Chicago and Detroit for the preceding six (6) months. For the purposes hereof, a gallon of No. 6 Residual Oil shall be considered to contain one hundred fifty thousand (150,000) Btu. Should "Platt's Oilgram Price Report" be discontinued, it is agreed that any other similar service may be used in its place. Furthermore, the price shall in no event fall below $2.75 per MMBtu.

                                   ARTICLE IX

                                 Quality of Gas

        1. All gas delivered by Seller under the terms of this Contract shall conform to the following specifications:

              (a) The gas shall be commercially free from dust, gum, gum forming constituents, condensate and solids when delivered to Buyer.

              (b) The gas shall not at any time have an oxygen content in excess of one percent (1%) by volume and Seller shall make every reasonable effort to keep the gas free of oxygen.

              (c) The gas shall not contain more than one (1) grain of hydrogen sulphide per one hundred (100) cubic feet. The hydrogen sulphide content shall be determined by a Cadmium Sulphate, Barton Titrator and/or a Tutwiler quantitative test, or any other mutually agreeable method.

              (d) The gas shall not contain more than twenty (20) grains of total sulphur per one hundred (100) cubic feet.

              (e) The total gross heating value per cubic foot of gas shall be not less than nine hundred fifty (950) Btu, however, it is agreed that Buyer shall accept gas from individual wells having a heating value of less than nine hundred fifty (950) Btu per cubic foot if the composite stream of gas in the Common Line immediately downstream from the point of delivery, contains gas with a heating value of at least nine hundred fifty (950) Btu per cubic foot. It is also agreed that in similar manner Buyer will accept gas from individual wells having a hydrogen sulphide content in excess of one (1) grain per one hundred (100) cubic feet or in excess of twenty
        (20) grains total sulphur per one hundred (100) cubic feet if said composite stream at the point above described on the Common Line does not contain more than one-fourth (1/4) grain of hydrogen sulphide or ten
        (10) grains of total sulphur; provided, however, that in no event shall any gas sold hereunder and delivered into a lateral owned by any third party exceed one (1) grain hydrogen sulphide per one hundred (100) cubic feet at the point of connection with said lateral. It is agreed that if because of such relaxation of quality specifications as to individual wells, the gas in Seller's composite stream does not meet the specifications hereinabove set forth for such composite stream, then Buyer shall have the right to refuse to take such substandard gas from any individual well or wells so long as such composite stream would fail to meet the specified standards.

              (f) The term "total gross heating value per cubic foot" shall mean the number of British thermal units, produced by the combustion at constant pressure, of the amount of gas on a water-free basis which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees Fahrenheit (60 degrees F) and at a pressure of fifteen and twenty-five thousandths (15.025) psia, when the products of combustion are cooled to the initial temperature of gas in air and when the water formed by combustion is condensed to a liquid stage.

               (g) The water content of the gas shall not exceed seven (7) pounds per million cubic feet measured at fifteen and twenty-five thousandths (15.025) psia and sixty degrees Fahrenheit (60 degrees F).

        2. Should the gas offered for sale to Buyer from any well or other delivery point fail at any time to conform to any of the specifications of this

Article, Buyer subject to Paragraph 1, Subparagraph (e) of this Article IX may notify Seller of any such failure and Seller shall make a diligent effort to correct such failure in Seller's wells so as to deliver gas conforming to the above specifications. If Seller is unable to deliver gas conforming to the above specifications by treatment consistent with prudent operations and by means which are economically feasible in Seller's opinion, Buyer may at its option, accept delivery of the gas and treat the gas so that it will conform to the above specifications or Buyer may refuse to take such gas and in the event of such refusal Buyer shall not be obligated to attribute volumes to such well or other delivery point for take-or-pay purposes. In the event Buyer elects to accept delivery of gas not conforming to the specifications herein and to treat said gas so it will conform to the specifications herein, Seller shall reimburse Buyer for the cost, including equipment, for treating said gas, but not to exceed seventy-five percent (75%) of the sum received by Seller for such gas. In the event both Seller and Buyer elect not to treat gas not meeting the quality specifications herein, that gas and that gas only, shall be released from commitment under the terms hereof.

        3. It is agreed that if Seller should elect (subject to Article XX hereof) to process or have processed gas sold hereunder, the residue gas delivered from Seller's or other processing facility shall not contain more than one-fourth (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet.

                                   ARTICLE X

                               Delivery Pressure

        1. Seller shall deliver gas well gas at a pressure sufficient to allow the gas to enter Buyer's facilities at the delivery points hereunder, provided Seller shall not be obligated to deliver gas well gas to Buyer at a pressure in excess of one thousand four hundred forty (1440) psig. If the well or wells completed in any gas well gas reservoir are unable to produce the Monthly Contract Quantity applicable to such reservoir against the pressure prevailing in Buyer's pipelines and Seller elects to install compression facilities, then, except as herein otherwise provided, Buyer agrees to reimburse
Seller: (a) six cents (6.00 cents) per MMBtu per stage of compression for gas from a well that is compressed, such reimbursement will not, however, be made with respect to monthly deliveries hereunder that are in excess of the monthly contract quantity for the well unless the parties hereafter agree in writing to the contrary.

        2. Should Seller elect not to install compression facilities in any well or wells completed in any gas well gas reservoir when the pressure in the reservoir is inadequate to allow delivery of the gas into Buyer's facilities, then the Buyer shall have the right to install the necessary compression facilities. If neither the Seller nor the Buyer makes such election, then such well or wells shall be released from this Contract.

        3. Seller shall deliver the oil well gas at a pressure sufficient to enter Buyer's facilities but not to exceed one thousand four hundred forty
(1440) psig. If Seller compresses oil well gas or flash vapors to effect deliveries thereof to Buyer, Buyer agrees to reimburse Seller six cents (6.00 cents) per MMBtu on volumes for such compressed gas, which rate shall be increased by two-tenths cent (.20 cent) on January 1, 1986, and each January 1 thereafter. Seller agrees to furnish fuel for such compression at no cost or expense to Buyer.

        4. If only a portion of the gas sold to Buyer by Seller from any given well is compressed pursuant to this Article X, Seller shall measure the gas from said well actually compressed and shall, consistent with the foregoing, invoice Buyer therefor on or before the twentieth (20th) day of the month following the month in which such gas was actually compressed. If all gas sold to Buyer by Seller from any given well is compressed pursuant to this Article X, Seller shall furnish Buyer with the name of the well on or before the twentieth
(20th) day of the month following the month in which such compression actually begins, and insofar as gas wells are concerned, Seller shall at the same time advise Buyer of the number of stages of compression used. If additional stages of compression later become necessary, Seller shall advise Buyer in writing of such. Under no circumstances shall the Buyer be obligated to reimburse the Seller for compression prior to the written notification and the actual commencement of compression.

        5. Buyer, when operating its gathering system in conformance with the pressure conditions herein specified, shall not be obligated to attribute volumes for take-or-pay purposes to any well or other delivery point in excess of the volumes made available at sufficient pressures to enter Buyer's lines at the point of delivery.

                                   ARTICLE XI

                            Measurement and Testing

        1. Buyer shall install, maintain, and operate, at no expense to Seller, at or near each point of delivery hereunder, equipment of a character and design acceptable to Seller and perform all tests required to accomplish the measurement of volumes, temperatures, specific gravity and heating values. Such volume measuring equipment shall be installed, maintained, and operated in accordance with ANSI/API Standard 2530, dated 1978, of the American National Standards Institute, as amended from time to time, and the volume of gas delivered hereunder and measured by such orifice meters shall be computed in accordance with said report.

        2. The temperature of the gas passing through each orifice meter shall be determined by means of a recording thermometer installed by Buyer so that it will properly record the temperature of the gas through the meter. The arithmetical average of temperature recorded during the time gas was flowing on any day shall be used in computing gas volumes for that day.

        3. The specific gravity of the gas at the points of delivery shall be determined by Buyer at least once each six (6) calendar months, or as often as may be found necessary in practice, by a method of test generally acceptable to the industry. Whenever a recording gravitometer is used, the arithmetical average of the gravity recorded during the time gas was flowing on any day shall be used in computing gas volumes for that day.

        4. Correction shall be made by Buyer for deviation from Boyle's Law, and the factors for making such correction shall be obtained from procedures contained in the aforesaid Standard 2530, or from such other source as may be agreed upon by the parties hereto.

        5. Unless otherwise agreed upon by the parties hereto, the atmospheric pressure shall be assumed to be fourteen and four-tenths (14.4) psia for the purpose of calculating the volumes of gas delivered hereunder.

        6. Buyer shall test and calibrate all of Buyer's meters and instruments used in measuring or testing the gas delivered hereunder at least once each calendar month, or at less frequent intervals agreed to by the parties on meters at specific delivery points. Any measurement equipment found by calibration test to be registering inaccurately shall be immediately restored to accurate operation. No correction shall be made for past deliveries where inaccuracies are two percent (2%) or less, but if such equipment is found to be out of service or registering inaccurately by more than two percent (2%), the registrations of such equipment shall be disregarded for any period known or agreed upon, or, if such period is not known or agreed upon, for a period extending back one-half (1/2) of the time elapsed since the last calibration test, or sixteen (16) days, whichever is shorter. The volume of gas delivered during such period shall be estimated by using the first of the following methods which is feasible:

               (a) by using the registration of check measuring equipment if installed and registering accurately;

               (b) by correcting the error, if the extent of the error is ascertainable by calibration test or mathematical calculation; or

               (c) by estimation, based on deliveries under similar conditions when the equipment was registering accurately.

        7. Buyer shall determine the gross heating value in Btu per cubic foot of gas, at each delivery point hereunder at such intervals as in Buyer's opinion are required to determine the heating value hereunder but such intervals shall be of such duration as is necessary to determine accurate values to be used in Article VIII, Paragraph 1.

        8. Buyer shall make such test for determining hydrogen sulphide content, total sulphur content, oxygen content, and carbon dioxide content at such intervals as in Buyer's opinion are required to determine that the gas meets the applicable quality specifications hereunder.

        9. Seller may, at its option and expense, install and operate measurement and testing equipment to check Buyer's equipment, but measurement and testing of gas for the purpose of this Contract shall be by Buyer's equipment, except as hereinabove specifically provided to the contrary. Any such check measurement or testing equipment installed by Seller shall be so installed and operated as not to interfere with the operation of Buyer's equipment.

        10. Seller shall have the right to inspect, at all reasonable times, the measurement and testing equipment, charts, and other measurement data of Buyer, and Buyer shall have a similar right with respect to Seller's equipment, charts, and data, but the reading, calibration and adjustment of such equipment shall be performed only by the owner thereof. Buyer shall give Seller at least ten (10) days' notice of any test of Buyer's measuring or testing equipment in order that Seller may have a representative present to witness the tests, and Buyer shall have the right to be present at the time Seller's check measuring or testing equipment is adjusted or calibrated.

        11. If Seller shall request a special test of any of Buyer's measurement equipment or equipment for testing the quality of gas sold hereunder, Buyer shall make such test, and if the equipment in question is registering correctly, the actual expenses of such test shall be borne by Seller; otherwise, the actual expenses shall be borne by Buyer.

        12. All test data, charts, and similar records shall be preserved by the owners thereof for a period of at least two (2) years.

                                  ARTICLE XII

                               Warranty of Title

        1. Seller hereby warrants title to the gas sold by it hereunder and its right to sell the same, and warrants that all such gas is owned by it free from all liens, encumbrances and adverse claims. Seller shall indemnify, save and hold Buyer free and harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to the gas sold by Seller hereunder.

        2. With respect to each lease covered by this Contract, it is agreed, notwithstanding anything herein contained to the contrary, that, in the event it shall be determined that Seller owns less than the interest in such lease described in this Contract as being owned by Seller and thereby Seller shall be deemed to have breached any of the warranty provisions of this Contract, then from and after such determination, this Contract shall be deemed to have been amended so as to cover and include the interest in such lease which is, in fact, owned by Seller.

                                  ARTICLE XIII

                                    Taxes

        1. Seller shall bear the economic burden of all taxes and assessments imposed on the date hereof with respect to the gas delivered hereunder prior to its delivery to Buyer at the point of delivery specified herein as well as those imposed incident to the sale or delivery of such gas to Buyer at the point of delivery, and Buyer shall bear the economic burden of all taxes and assessments imposed upon Buyer with respect to the gas delivered hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the equipment of the other party used for the purpose of carrying out the provisions of this Contract. As to taxes to be borne by Seller as above set out, but for which Buyer makes payment on Seller's behalf, Buyer may deduct such payment from amounts due Seller hereunder.

        2. Any sales, transactions, occupation, service, production, severance, gathering, transmission, ecological or environmental, export or excise tax, assessment or fees (other than franchise, capital stock, ad valorem, excess profits or income taxes or transfer or sales taxes levied incident to the sale of the leases or gas in place), levied, assessed, fixed or collected, by the United States or any state or other governmental authority and assessments or taxes which are of a similar nature or equivalent in effect, in addition to or greater than those, if any, being levied, assessed, fixed or collected on the date of this Contract in respect of or applicable to the gas to be delivered by Seller to Buyer hereunder and which Seller may pay or be liable for in its own account or that of a royalty owner, overriding royalty, production payment or similar interest owners during any month, either directly or indirectly through any obligations to reimburse others, are hereinafter collectively referred to as "additional tax," to the extent (and only to the extent) that the aggregate amount of all such taxes per Mcf of gas exceeds the aggregate amount of all such taxes per Mcf of gas being levied, assessed, fixed or collected on the date of this Contract in respect of or applicable to the gas to be delivered by Seller to Buyer hereunder. Buyer shall, except as herein otherwise provided, reimburse

Seller for one hundred percent (100%) of every additional tax paid by Seller attributable to the gas sold by Seller to Buyer hereunder; such reimbursement will not, however, be made with respect to monthly deliveries from any well hereunder that are in excess of the monthly contract quantity for the well unless the parties hereafter agree in writing to the contrary.

        3. Anything hereinabove to the contrary notwithstanding, Buyer shall never be liable for and shall never be obligated to reimburse Seller for any tax levied or assessed upon or with respect to oil, condensate, liquefiable hydrocarbons or other liquids, helium or nonhydrocarbon substances which may be extracted or separated by Seller from gas delivered to Buyer hereunder, prior to such delivery, or upon or with respect to the process of extracting or separating any such products or substances from such gas or of handling, selling, transporting or otherwise dealing in or with any of such products or substances, all of which taxes shall be borne and paid solely by Seller and if paid by Buyer shall be reimbursed by Seller to Buyer.

                                  ARTICLE XIV

                              Billing and Payment

        1. Buyer, not later than the twenty-fifth (25th) day of each calendar month, shall furnish Seller a detailed statement showing the total quantity of gas delivered by Seller to Buyer hereunder during the preceding calendar month and the amount due and payable by Buyer therefor, and simultaneously shall make payment to Seller in such amount. Upon request, Buyer shall furnish Seller charts and measurement data supporting such statement.

        2. Should Buyer fail to pay any amount due Seller under the provisions of this Contract when same is due, interest shall accrue at the prime interest rate, as established by the First National Bank of Chicago in effect at the time of any such deficiency, per annum from the date payment is due until paid. If such default in payment continues for sixty (60) days, Seller may, in addition to all other rights and remedies, suspend deliveries of gas hereunder and terminate this Contract. The foregoing provisions in this Paragraph 2 shall not apply if Buyer's refusal to pay is the result of a bonafide dispute as to the accuracy of any statement and Buyer pays all amounts not in dispute until final determination of the dispute.

        3. Each party shall have the right at reasonable hours to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, or computation made pursuant to the provisions of any article hereof. If any such examination reveals any inaccuracy in any billing theretofore made, the necessary adjustment in such billing and payment shall be promptly made, provided that no adjustment for any billing or payment shall be made after the lapse of two (2) years from the rendition thereof unless challenged prior thereto.

                                   ARTICLE XV

                            Conditions of Connection

        1. Buyer and Seller agree to attempt to secure with due diligence any necessary permits or authorizations allowing Seller to connect each well hereunder to Buyer's facilities where Buyer will commence purchasing. As to all wells subject hereto, in the event that any such permit or authorization to allow such connection has not been issued within ninety (90) days after Seller has notified Buyer of the completion of each such well, either party may cancel this Contract as to any such well by giving, after the expiration of said ninety
(90)
days, thirty (30) days' written notice to the other. Acceptance of such permits or authorizations containing burdensome conditions shall be within the sole discretion of the party to whom issued; except that such party agrees that the other party shall promptly be furnished a copy of all such permits or authorizations and that the applicant party shall not accept such permits or authorizations that the other party deems to contain conditions which would deny such other party rights or impose on it burdens not provided for herein.

        2. Upon issuance of the permits or authorizations provided for in Paragraph 1 above, Seller shall connect all wells completed as producers in the following manner:

               Seller shall use its best efforts to complete connections as soon as possible, but in no event later than seventy-five (75) days after the granting of said permit or authorization. If any well or wells are not connected within this period of time, either party may cancel this Contract as to any such well after giving thirty (30) days' written notice to the other party.

                                  ARTICLE XVI

                                  Assignment

        This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no conveyance, transfer of any interest, or change of ownership by either party shall be binding upon the other party until such other party has been furnished with a written notice evidencing such conveyance, transfer of interest, or change of ownership and approved such assignment, approval of which will not be unreasonably withheld, it being understood that this provision in no way restricts the rights of Seller as to the transfer or assignment of Seller's leases or property thereon as provided in Paragraph 2, Subparagraph (a) of
Article II hereof.

                                  ARTICLE XVII

                                    Notices

        1. Any notice, request, demand, statement, or payment provided for in this Contract shall be sent to the parties hereto at the following addresses:

               BUYER:    Consumers Power Company
                         Att: Director of Gas & Oil Supply
                         212 West Michigan Avenue
                         Jackson, Michigan 49201


               SELLER:   Northern Michigan Exploration Company
                         P. O. Box 1150
                         One Jackson Square
                         Jackson, Michigan 49204


        2. Either party shall have the right by prior written notice to the other to change the address or addresses given above at any time.

                                 ARTICLE XVIII

                             Laws and Regulations

        This contract, insofar as it is affected thereby, shall be subject to all valid and applicable laws, orders, rules and regulations of Federal and any other governmental authorities having jurisdiction. Any party hereto shall have the right to contest the validity of any such law, order, rule or regulation, and the acquiescence therein or compliance therewith for any period of time shall not be construed as a waiver of such right. This agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

                                  ARTICLE XIX

                                 Force Majeure

        1. If either Buyer or Seller is rendered unable, wholly or in part, by force majeure or any other cause of any kind not reasonably within its control, to perform or comply with any obligations or conditions of this contract, such obligations or conditions shall be suspended during the continuance of the inability so caused and such party so rendered unable shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period, it being understood that Buyer's minimum annual obligation to take or pay for gas hereunder shall be reduced by the volume which Buyer, under normal circumstances, would have taken from the well during the period of time the inability exists; provided, obligations to make payments then due for gas delivered hereunder shall not be suspended, and in other cases, the cause of suspension (other than strikes, lockouts, or labor disputes) shall be remedied insofar as possible with reasonable dispatch. Settlement of strikes, lockouts, or labor disputes shall be wholly within the discretion of the party having the difficulty.

        2. The term "force majeure" shall include, without limitation by the following enumeration, acts of God and of the public enemy, unseasonal weather, freezing of wells or lines of pipe, repairing or altering machinery or lines of pipe, fires, accidents, breakdowns, strikes, labor disputes, and any other industrial, civil or public disturbance, inability to obtain materials, supplies, rights-of-way on customary terms, permits, or labor, any act or omission by parties not controlled by the party having the difficulty, any act or omission (including failure to take gas) of a purchaser of gas from Buyer which is excused by any event or occurrence of the character herein defined as constituting force majeure, failure of gas supply or markets, and any laws, orders, rules regulations acts, or restraints of any governmental body or authority, civil or military, or any other causes beyond the control of the parties hereto.

                                  ARTICLE XX

                                  Processing

        1. Seller shall not process gas covered hereunder (other than in standard field separation facilities) prior to delivery of such gas to Buyer at the delivery points provided herein.

        2. If Seller is not now a Plant Owner in the Kalkaska Plant, as described in the Plant Processing and Operating Agreement dated November 15, 1974, between Consumers Power Company and Amoco Production Company, et al, Buyer hereby grants Seller an option to participate as a Plant Owner with respect to the gas covered by this agreement, subject to the following conditions:

               (a) Seller may exercise such option by giving written notice to Buyer and Amoco Production Company not earlier than the date of initial delivery of gas under this Gas Purchase Contract with Buyer.

               (b) Seller's option shall not be exercised later than one (1) year from the date of initial delivery of gas under this Gas Purchase Contract with Buyer.

               (c) The acceptance and ratification by Seller of the Plant Processing and Operating Agreement dated November 15, 1974, between Buyer and Amoco Production Company, et al.

               (d) Seller's acceptance of and consent to be bound by the Allocation Agreement by and between Buyer, Michigan Consolidated Gas

        Company, and the principal producers of gas sold to each covering the division of components at the Common Delivery Point of the gas and liquids transported in the Common Line, insofar as the provisions thereof affect Seller's rights hereunder.

               (e) Seller's acceptance of and consent to be bound by the Transportation Agreement by and between Buyer and Michigan Consolidated Gas Company, insofar as the provisions thereof affect Seller's rights hereunder; provided, however, if there is any conflict between said Transportation Agreement and this Contract, the terms and provisions of this Contract shall prevail.

        3. If Seller is now a Plant Owner or if Seller subsequently becomes a Plant Owner in the Kalkaska Plant in accordance with Paragraph 2 of this Article, Buyer and Seller agree to the following:

               (a) Seller agrees and consents to the Allocation Agreement and the Transportation Agreement, referred to in Paragraph 2, Subparagraph (d) and (e) of this Article, insofar as Seller's rights are affected by such agreements with respect to the gas covered by this Contract.

               (b) Seller shall have the exclusive right to process all gas sold to Buyer hereunder and Seller shall process such gas in accordance with the Plant Processing and Operating Agreement referred to in Paragraph 2, Subparagraph (c) of this Article subject to the following:

                      (i) If at any time there is insufficient processing capacity of a sustained nature in the Kalkaska Plant to process any or all of Seller's gas covered by this Contract and the Plant Owners of such plant have elected not to increase the capacity thereof sufficiently to cover all or part of the gas covered by this Contract,

             Seller shall have the right to process or have processed such gas in any other gas processing plant near the Common Delivery Point. Seller shall use its best efforts to limit the duration of such processing arrangements, if possible, such that the gas covered thereby will be available for processing in the Kalkaska Plant when there is again adequate capacity therein. Seller shall promptly notify Buyer and the operator of the Kalkaska Plant with respect to such processing arrangements and advise of all necessary details thereof.

                      (ii) If at any time after the Plant Owners of the Kalkaska Plant have elected to increase the capacity of such plant, Seller may temporarily process or have processed gas covered by this Contract in any other gas processing plant near the Common Delivery Point until there is capacity available in the Kalkaska Plant.

                      (iii) The rights granted to Seller in Paragraph 3, Subparagraph (b)(i) and (b)(ii) above in this Article are subject to Seller receiving express written approval of the Plant Committee, as defined in the Plant Processing and Operating Agreement dated November 15, 1974 of the Kalkaska Plant to do so, subject to necessary authorization, if any, from Plant Owners.

                       (iv) The provisions of the Plant Processing and Operating Agreement shall apply at all times to the gas covered by this Contract with respect to insufficient capacity in the Kalkaska Plant except with respect to volumes of gas for which processing arrangements have been made in another plant as above provided.

               (c) During any periods when Paragraph 3 of Article IX of the Plant Processing and Operating Agreement is applicable and Buyer elects not to bypass any or all of the gas well gas volumes covered hereby which are in excess of the capacity of the Kalkaska Plant, Buyer's take-or-pay obligation covered by Article V of this Contract shall be limited to the gas well gas volumes hereunder actually processed in such plant for Seller plus the volumes bypassed by Buyer, if any. Buyer's takes of gas from Seller and all other producers from whom Buyer purchases gas in the Contract Area shall be ratably apportioned with respect to volumes processed and bypassed. Seller shall not have any right to process or any interest in the liquefiable hydrocarbons or other constituents contained in any gas volumes bypassed by Buyer.

               (d) Seller shall have the right to process gas as above provided and use gas for fuel for processing gas and other purposes incident thereto; provided, however, that Seller shall reimburse Buyer for fuel and shrinkage due to product extraction, and other losses or uses of gas on the same basis (including taxes) which Buyer purchases such gas hereunder, and provided further that Seller shall be deemed to be in control and possession of the gas while it is in the processing facilities and responsible for any damage or injury caused thereby.

                                  ARTICLE XXI

                           Transportation of Liquids

        1. Arrangements and procedures acceptable to Buyer, Seller, Michigan Consolidated Gas Company, and any other interested producers have been agreed upon in the Allocation Agreement so as to provide for calculation and allocation at the Common Delivery Point of line gain or loss and shrinkage of various constituents of gas and liquid and liquefiable hydrocarbons injected into the

Common Line by such respective parties. Buyer, insofar as it has the right to do so, agrees that as long as this Contract, a Transportation Agreement and an Allocation Agreement are in effect, and one or more processing plants are in operation so as to permit continued processing of all the gas transported in the Common Line, Seller shall have the right to introduce into the Common Line the following liquids (herein called "Seller's Liquids") belonging to the
Seller:

                   (i) condensate or distillate produced from gas wells from which gas is sold to Buyer hereunder, provided that it is separated from such gas by normal field separation facilities prior to delivery of such gas to Buyer;

                   (ii) natural gasoline produced as a result of compression of natural gas to be sold to Buyer hereunder, provided that the compression facilities in which it is produced are situated upstream of the delivery points hereunder; and

                   (iii) such other liquids produced from wells from which gas is sold to Buyer hereunder (and which are separated from such gas prior to delivery of the gas to Buyer), other than crude oil, and which will not interfere with any other gas operations in the Common Line.

        2. All Seller's Liquids shall be introduced at mutually agreeable points downstream from gas purchase meters at rates which will not impair any pipeline operations. Title to Seller's Liquids so introduced shall remain in Seller, and Seller shall be responsible therefor, except that Buyer shall be responsible and liable for any damages caused by said liquids when said damages are the result of Buyer's or Michigan Consolidated Gas Company's negligence. Seller's Liquids shall be transported to the Common Delivery Point at no cost to

Seller; provided, however, that Seller shall reimburse Buyer promptly after billing, for all operating expenses incurred by Buyer as a result of the introduction of Seller's Liquids into the Common Line.

        3. If, in the opinion of Buyer, any liquids are introduced into the Common Line by Seller, at rates that will interfere with any gas operations or cause any operating problems, Seller shall (upon written request made at any time and from time to time by Buyer) immediately reduce the rates of introduction of such Seller's Liquids as directed by Buyer. Such reduced rates shall continue until Seller has submitted evidence satisfactory to Buyer that increased rates of introduction of such Seller's Liquids will not interfere with any gas operations or cause any operating problems. The consent by Buyer to any such increased rates of introduction of Seller's Liquids shall not be deemed a waiver by Buyer of its right, as above provided, to demand further reduction of the rates of introduction of such Sellers Liquids. If any party or parties is obligated by the Michigan Public Service Commission to levy any charge or fee for the transportation of liquids so introduced into the Common Line or laterals serving same, then Seller agrees it will either cease the introduction of Seller's Liquids into such facilities or will pay such charge or fee to the party or parties entitled thereto. It is expressly understood that Seller shall bear the allocated share of line gain or loss and shrinkage occurring in the Common Line attributable to Seller's Liquids as determined under the provision of the Allocation Agreement. It is further understood that if the liquids delivered to or for Seller's account at the Common Delivery Point attributable to Seller's Liquids have a greater aggregate heating value than the aggregate heating value actually attributable to Seller's Liquids at the Common Delivery Point, thereby resulting in a loss of heating value to Buyer for which adequate compensation is not provided in the Allocation Agreement (considering that Buyer's purchases of gas are to be made on a Btu basis rather than on an Mcf basis), then Seller and Buyer agree to make whatever reasonable change in the method of accounting as between Seller and Buyer which is required to eliminate such inequity to Buyer to such extent as is practical and feasible.

        4. Stabilization or processing of liquids or other hydrocarbon constituents belonging to Seller or other producers who may have injected same into the Common Line under this Article XXI shall be handled on such basis as shall be mutually agreed between the Plant Owners and the respective owners of such liquids and other hydrocarbon constituents.

                                  ARTICLE XXII

                                 Miscellaneous

        1. No waiver by either party hereto of one or more defaults in the performance of any provision of this Contract shall operate or be construed as a waiver, by such party, of a future default, whether of a like or a different character.

        2. All headings appearing herein are for convenience only and shall not be considered a part of this Contract for any purpose or as in any way interpreting, construing, varying, altering, or modifying this Contract or any of the provisions hereof.

        3. Each party hereby grants to the other wherever necessary or convenient for carrying out the terms of this Contract requisite easements and rights of way over, across and under any land as to which such party has the right to make such grants.

        4. Buyer agrees that if it enters into any contracts with parties other than Seller hereunder who will deliver to Buyer gas that will ultimately enter the Common Line upstream from the Kalkaska Plant, then such contracts with such other parties will contain the same restrictions regarding recovery of liquids or liquefiable hydrocarbons as are contained in Paragraph 1 of Article XX and will not contain provisions which mitigate against any of the provisions of Article XX and Article XXI.

        5. Any price increase provided in Article VIII hereof requiring approval of the Michigan Public Service Commission or any successor state regulatory agency pursuant to Section 10 of PA 9 of 1929 shall not be effective until approved by such regulatory agency.

        6. If at any time the Michigan Public Service Commission (or any successor state regulatory agency) shall disallow any portion of the price paid Seller hereunder from Buyer's purchased cost of gas in a ratemaking proceeding, then in such event Buyer shall thereafter reduce the price paid Seller to the maximum price from time to time allowed; provided, however, Buyer shall always prosecute diligently to pay Seller at the full contract price and to obtain inclusion of the full contract price hereunder in Buyer's purchased cost of gas.

        IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the day and year first above written.

                                    BUYER:  CONSUMERS POWER COMPANY
WITNESSES:


-----------------------------
                                    By /s/  R. J. Odlevak
                                       ---------------------------------
                                       R. J. Odlevak, Vice President


/s/  G. F. Beaudoin
------------------------------------

                                       SELLER: NORTHERN MICHIGAN EXPLORATION CO.
WITNESSES:


/s/ Richard Rulewicz
------------------------------------
                                       By /s/  Gordon L. Wright
                                       ---------------------------------


/s/  Cynthia M. Marienfeld
------------------------------------

                                  EXHIBIT "A"

                                      for

                             GAS PURCHASE  CONTRACT

                                     Dated

                                December 1, 1985

                                    Between

                            CONSUMERS POWER COMPANY

                                      and

                     NORTHERN MICHIGAN EXPLORATION COMPANY



                      Township                         County
               -------------------------           --------------

               Allis North, T34N-R2E               Presque  Isle
               Allis South, T33N-R2E               Presque  Isle
               Case North, T34N-R3E                Presque  Isle
               Case South, T33N-R3E                Presque  Isle
               Bismarck North, T34N-R4E            Presque  Isle
               Bismarck South, T33N-R4E            Presque  Isle
               Belknap, T34N-R5E                   Presque  Isle
               Metz, T33N-R5E                      Presque  Isle
               Pulawski, T34N-R6E                  Presque  Isle

               Shell #1-30 Sylvania Savings
                     SE NW SW Section 30, T34N-3E
                     Case Township, Presque Isle County

               NOMECO #1-30 Parr
                      NW NE NW Section 30, T34N-3E
                      Case Township, Presque Isle County